LAKE & ASSOCIATES CPA’s, LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the report on Form 10-K of Sadhana Equity Investment, Inc. (A Development Stage Company), of our report dated April 5, 2010 on our audit of the financial statements of Sadhana Equity Investment, Inc. (A Development Stage Company) as of December 31, 2009 and December 31, 2008, and the related statements of operations, shareholders’ deficit and cash flows for the years ended December 31, 2009 and December 31, 2008 and from inception on July 5, 2006 through December 31, 2009, and the reference to us under the caption “Experts.”

/s/ Lake & Associates, CPA’s LLC

Lake & Associates, CPA’s LLC
Shaumburg, Illinois
April 15, 2010